Exhibit 99.1

NEWS

CONTACT:     Roger Deacon
UNIVEST CORPORATION OF PENNSYLVANIA
Chief Financial Officer
215-721-2455, DeaconR@univest.net

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST
BANK AND TRUST CO. - REPORTS SECOND QUARTER EARNINGS

SOUDERTON, Pa., July 27, 2016 - Univest Corporation of Pennsylvania (“Univest” or "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. ("Bank") and its insurance, investments and equipment financing subsidiaries, today announced financial results for the quarter ended June 30, 2016. Univest reported net income of $5.2 million or $0.27 diluted earnings per share for the quarter ended June 30, 2016, compared to net income of $6.5 million or $0.33 diluted earnings per share for the quarter ended June 30, 2015. Net income for the six months ended June 30, 2016 was $12.5 million or $0.64 diluted earnings per share, consistent with net income of $12.6 million or $0.64 diluted earnings per share for the comparable period in the prior year. The financial results for the quarter and six months ended June 30, 2016 included $1.2 million and $1.4 million, net of tax, respectively, of acquisition-related and integration costs associated with the merger with Fox Chase Bancorp (Fox Chase), or $0.06 and $0.07, respectively, of diluted earnings per share. The quarter and six months ended June 30, 2015 included $1.2 million and $2.4 million, net of tax, respectively, of integration and acquisition-related costs and restructuring charges, or $0.05 and $0.12, respectively, of diluted earnings per share. The second quarter and year-to-date financial results do not include the financial results of Fox Chase, which Univest acquired on July 1, 2016.

Loans
Gross loans and leases grew $166.0 million or 7.6% from December 31, 2015 and $237.2 million or 11.3% from June 30, 2015. Gross loans and leases also grew $161.8 million or 7.4% from March 31, 2016. The growth in loans was primarily in commercial business, commercial real estate and residential real estate loans. Loan growth in the quarter resulted from new and existing customer relationships and the addition of new lenders due to continued market disruption created by other bank acquisitions. Additionally, during the second quarter we hired a lending team from Lancaster County and during the third quarter we will integrate the Fox Chase Bank lending team.

Deposits
Total deposits declined $17.3 million or 0.7% from December 31, 2015. Declines in public fund time deposits were partially offset by growth in savings deposits and non-interest bearing demand deposits. Deposits grew $114.1 million or 5.0% from June 30, 2015, primarily due to growth in both non-interest bearing and interest-bearing demand deposits and savings deposits, partially offset by a decrease in time deposits. During the quarter, interest-bearing consumer demand deposits of approximately $92.4 million were transferred to noninterest-bearing deposits due to a product consolidation for existing customers.

Net Interest Income and Margin
Net interest income of $23.5 million for the second quarter of 2016 and $46.9 million for the six months ended June 30, 2016 remained consistent with the same periods in 2015. The net interest margin on a tax-equivalent basis for the second quarter of 2016 was 3.92%, compared to 3.90% for the first quarter of 2016 and 4.03% for the second quarter of 2015. Increases in net interest income from the comparable periods in the prior year, due to loan growth, were partially offset by reductions in loan rates and a decrease in the net accretion of acquisition accounting fair value adjustments related to the Valley Green Bank acquisition (the favorable impact of the acquisition accounting adjustments was three basis points for both the three and six months ended June 30, 2016 compared to 13 basis points for both the three and six months ended June 30, 2015). Also, included in interest expense are $289 thousand of amortized bridge loan fees and interest expense related to the Fox Chase merger incurred in the second quarter of 2016. The bridge loan was paid off on July 1, 2016 in conjunction with the closing of the merger.

Noninterest Income
Noninterest income for the quarter ended June 30, 2016 was $14.1 million, an increase of $768 thousand or 5.8% from the second quarter of 2015. Noninterest income for the six months ended June 30, 2016 was $28.1 million, an increase of $1.3 million or 4.8% from the comparable period in the prior year. Insurance commission and fee income increased $481 thousand or 6.3% for the six months ended June 30, 2016, primarily due to an increase in contingent commission income and commercial premiums received in the first quarter of 2016. Bank owned life insurance (BOLI) income increased $324 thousand for the quarter and $441 thousand for the six months ended June 30, 2016 mainly due to the purchase of policies totaling $8.0 million during the third quarter of 2015 and the transfer of policies totaling $9.8 million during 2015 to a higher yielding account structure. The net gain on mortgage banking activities increased $344 thousand for the quarter and $304 thousand for the six months ended June 30, 2016, mainly due to an increase in mortgage volume during the second quarter of 2016. Funded first mortgage volume for the quarter increased $7.4 million or 13.0% compared to the same period in 2015.

Noninterest Expense
Noninterest expense for the quarter ended June 30, 2016 was $29.5 million, an increase of $2.7 million or 10.1%, compared to the second quarter of 2015. Noninterest expense for the six months ended June 30, 2016 was $56.5 million, an increase of $2.2 million or 4.1% from the comparable period in the prior year. Salaries and benefit expense increased $2.1 million for the quarter and $3.0 million for the six months ended June 30, 2016, primarily attributable to additional staff hired to support revenue generation across all business lines including the expansion into Lancaster County. Premises and equipment expenses increased $464 thousand for the quarter and $401 thousand for the six months ended June 30, 2016, mainly due to increased investments in computer equipment and software. Noninterest expense for the quarter and six months ended June 30, 2016 included $1.2 million and $1.4 million, respectively, of acquisition-related and integration costs associated with the merger with Fox Chase. Noninterest expense for the quarter and six months ended June 30, 2015 included $1.8 million and $3.6 million, respectively, of integration and acquisition-related costs and restructuring charges.

Asset Quality and Provision for Loan and Lease Losses
Non-accrual loans and leases, including non-accrual troubled debt restructured loans, were $13.3 million at June 30, 2016, compared to $14.2 million at December 31, 2015 and $17.7 million at June 30, 2015. Net loan and lease charge-offs were $129 thousand during the second quarter of 2016, compared to $2.5 million for the second quarter of 2015. Non-accrual loans and leases as a percentage of total loans and leases held for investment was 0.57% at June 30, 2016, compared to 0.65% at December 31, 2015 and 0.84% at June 30, 2015. The provision for loan and lease losses was $830 thousand for the second quarter of 2016, compared to $1.1 million for the second quarter of 2015.

The allowance for loan and lease losses as a percentage of loans and leases held for investment was 0.73% at June 30, 2016, compared to 0.81% at December 31, 2015 and 0.93% at June 30, 2015. The allowance for loan and lease losses as a percentage of loans and leases held for investment, excluding loans acquired in the Valley Green Bank acquisition which were recorded at fair value as of the acquisition date, was 0.82% at June 30, 2016, compared to 0.94% at December 31, 2015 and 1.12% at June 30, 2015. The allowance for loan and lease losses to nonaccrual loans and leases held for investment equaled 129.3% at June 30, 2016, compared to 124.3% at December 31, 2015 and 143.1% at June 30, 2015.

Capital
Univest remains well-capitalized at June 30, 2016. Total risk-based capital at June 30, 2016 was 12.32%, well in excess of the regulatory minimum for well-capitalized status of 10%.

Dividend
On May 25, 2016, Univest declared a quarterly cash dividend of $0.20 per share, payable on July 1, 2016. This represented a 3.80% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

Merger with Fox Chase Bancorp
On July 1, 2016, Univest completed its previously announced merger with Fox Chase, complementing and expanding the Corporation's presence in Bucks, Chester, Philadelphia and Montgomery counties in Pennsylvania and into Atlantic and Cape May counties in New Jersey.

Conference Call
Univest will host a conference call to discuss second quarter results on Thursday, July 28, 2016 at 9:00 a.m. EST. Participants may preregister at http://dpregister.com/10089539. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through August 28, 2016 by dialing 1-877-344-7529; using Conference ID: 10089539.

About Univest Corporation of Pennsylvania
Subsequent to the merger with Fox Chase Bancorp, Inc., Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., has approximately $4.0 billion in assets and $3.2 billion in assets under management and supervision through its Wealth Management lines of business. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley and Lancaster - in New Jersey and Maryland and online at www.univest.net.
# # #
This press release of Univest Corporation of Pennsylvania and the reports Univest Corporation of Pennsylvania files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest Corporation of Pennsylvania. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest Corporation of Pennsylvania’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce net interest margins; (3) changes in prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest Corporation of Pennsylvania is engaged; (6) technological issues which may adversely affect Univest Corporation of Pennsylvania’s financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest Corporation of Pennsylvania files with the Securities and Exchange Commission. Univest Corporation of Pennsylvania undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
June 30, 2016
(Dollars in thousands)

Balance Sheet (Period End)	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Assets	$3,107,617	$2,824,777	$2,879,451	$2,851,568	$2,780,578
Investment securities	286,980	329,357	370,760	374,558	374,711
Loans held for sale	4,657	3,818	4,680	9,151	8,831
Loans and leases held for investment, gross	2,345,037	2,183,256	2,179,013	2,097,807	2,107,857
Allowance for loan and lease losses	17,153	16,452	17,628	18,620	19,602
Loans and leases held for investment, net	2,327,884	2,166,804	2,161,385	2,079,187	2,088,255
Total deposits	2,377,084	2,334,361	2,394,360	2,372,865	2,263,025
Noninterest-bearing deposits	689,916	559,827	541,460	519,767	519,026
NOW, money market and savings	1,326,976	1,391,626	1,398,494	1,361,827	1,288,318
Time deposits	360,192	382,908	454,406	491,271	455,681
Borrowings	309,666	75,265	73,588	70,531	110,480
Shareholders' equity	369,160	367,003	361,574	359,109	356,186

Balance Sheet (Average)	For the three months ended,					For the six months ended,
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	6/30/2016	6/30/2015
Assets	$2,854,561	$2,834,557	$2,866,848	$2,804,578	$2,739,968	$2,844,277	$2,715,874
Investment securities	302,492	342,218	370,163	368,837	375,887	322,355	378,433
Loans and leases, gross	2,239,674	2,177,091	2,132,922	2,098,007	2,067,120	2,208,382	2,045,598
Deposits	2,340,959	2,351,816	2,393,655	2,325,049	2,242,217	2,346,387	2,240,035
Shareholders' equity	368,466	364,092	360,521	357,150	359,154	366,280	360,631

Asset Quality Data (Period End)
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases and nonaccrual loans held for sale	$13,265	$13,482	$14,183	$20,838	$17,697
Accruing loans and leases 90 days or more past due	748	693	379	428	287
Accruing troubled debt restructured loans and leases	4,413	4,279	5,245	4,789	6,099
Other real estate owned	3,131	3,073	1,276	955	955
Nonperforming assets	21,557	21,527	21,083	27,010	25,038
Allowance for loan and lease losses	17,153	16,452	17,628	18,620	19,602
Nonaccrual loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.57%	0.62%	0.65%	0.99%	0.84%
Nonperforming loans and leases / Loans and leases held for investment and nonaccrual loans held for sale	0.79%	0.85%	0.91%	1.24%	1.14%
Allowance for loan and lease losses / Loans and leases held for investment	0.73%	0.75%	0.81%	0.89%	0.93%
Allowance for loan and lease losses/Loans and leases held for investment (excluding acquired loans at period-end)	0.82%	0.86%	0.94%	1.06%	1.12%
Allowance for loan and lease losses / Nonaccrual loans and leases held for investment	129.31%	122.03%	124.29%	110.58%	143.11%
Allowance for loan and lease losses / Nonperforming loans and leases held for investment	93.09%	89.15%	89.00%	84.43%	97.60%
Acquired credit impaired loans	$942	$1,267	$1,253	$1,379	$1,876

	For the three months ended,					For the six months ended,
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	6/30/2016	6/30/2015
Net loan and lease charge-offs	$129	$1,502	$1,909	$1,652	$2,473	$1,631	$3,275
Net loan and lease charge-offs (annualized)/Average loans and leases	0.02%	0.28%	0.36%	0.31%	0.48%	0.15%	0.32%

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
June 30, 2016
(Dollars in thousands, except per share data)
	For the three months ended,					For the six months ended,
For the period:	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	6/30/2016	6/30/2015
Interest income	$25,994	$25,609	$25,623	$25,585	$25,513	$51,603	$50,251
Interest expense	2,451	2,211	2,278	2,220	2,133	4,662	3,567
Net interest income	23,543	23,398	23,345	23,365	23,380	46,941	46,684
Provision for loan and lease losses	830	326	917	670	1,141	1,156	2,215
Net interest income after provision	22,713	23,072	22,428	22,695	22,239	45,785	44,469
Noninterest income:
Trust fee income	1,997	1,865	2,030	1,904	2,154	3,862	3,974
Service charges on deposit accounts	1,056	998	1,059	1,069	1,039	2,054	2,102
Investment advisory commission and fee income	2,759	2,669	2,583	2,687	2,740	5,428	5,503
Insurance commission and fee income	3,503	4,558	3,073	3,232	3,434	8,061	7,580
Bank owned life insurance income	535	470	425	306	211	1,005	564
Net gain on sales of investment securities	413	44	697	296	181	457	272
Net gain on mortgage banking activities	1,711	1,218	1,090	1,123	1,367	2,929	2,625
Other income	2,145	2,134	2,355	2,238	2,225	4,279	4,162
Total noninterest income	14,119	13,956	13,312	12,855	13,351	28,075	26,782
Noninterest expense:
Salaries and benefits	14,080	14,182	12,828	11,970	11,957	28,262	25,271
Commissions	2,363	1,895	1,894	2,174	2,155	4,258	3,969
Premises and equipment	4,207	3,984	3,897	3,924	3,743	8,191	7,790
Professional fees	947	1,020	870	1,096	1,066	1,967	1,873
Intangible expense	996	770	178	710	893	1,766	1,679
Acquisition-related costs	1,158	214	540	—	41	1,372	507
Integration costs	27	6	6	—	110	33	1,484
Restructuring charges	—	—	—	—	1,642	—	1,642
Other expense	5,768	4,868	5,816	5,369	5,225	10,636	10,028
Total noninterest expense	29,546	26,939	26,029	25,243	26,832	56,485	54,243
Income before taxes	7,286	10,089	9,711	10,307	8,758	17,375	17,008
Income taxes	2,046	2,800	2,553	2,779	2,292	4,846	4,426
Net income	$5,240	$7,289	$7,158	$7,528	$6,466	$12,529	$12,582
Per common share data:
Book value per share	$18.88	$18.73	$18.51	$18.41	$18.21	$18.88	$18.21
Net income per share:
Basic	$0.27	$0.37	$0.37	$0.39	$0.33	$0.64	$0.64
Diluted	$0.27	$0.37	$0.37	$0.39	$0.33	$0.64	$0.64
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.40	$0.40
Weighted average shares outstanding	19,603,310	19,578,438	19,525,701	19,506,609	19,675,002	19,590,873	19,812,359
Period end shares outstanding	19,557,958	19,592,798	19,530,930	19,502,613	19,559,941	19,557,958	19,559,941

Univest Corporation of Pennsylvania
Consolidated Selected Financial Data
June 30, 2016

	For the three months ended,					For the six months ended,
Profitability Ratios (annualized)	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	6/30/2016	6/30/2015
Return on average assets	0.74%	1.03%	0.99%	1.06%	0.95%	0.89%	0.93%
Return on average assets, excluding integration and acquisition-related costs and restructuring charges (1), (2)	0.90%	1.07%	1.06%	1.06%	1.12%	0.98%	1.11%
Return on average shareholders' equity	5.72%	8.05%	7.88%	8.36%	7.22%	6.88%	7.04%
Return on average shareholder's equity, excluding integration and acquisition-related costs and restructuring charges (1), (2)	6.99%	8.29%	8.42%	8.36%	8.52%	7.64%	8.36%
Return on average tangible common equity, excluding integration and acquisition-related costs and restructuring charges (1), (2)	10.56%	12.63%	12.92%	12.91%	13.12%	11.58%	12.80%
Net interest margin (FTE)	3.92%	3.90%	3.80%	3.89%	4.03%	3.91%	4.07%
Efficiency ratio (3)	75.22%	69.23%	68.10%	66.96%	70.29%	72.24%	70.99%
Efficiency ratio, excluding integration and acquisition-related costs and restructuring charges (1), (3), (4)	72.20%	68.67%	66.67%	66.96%	65.60%	70.44%	66.23%

Capitalization Ratios
Dividends declared to net income	74.64%	53.62%	54.08%	51.79%	60.49%	62.41%	62.80%
Shareholders' equity to assets (Period End)	11.88%	12.99%	12.56%	12.59%	12.81%	11.88%	12.81%
Tangible common equity to tangible assets	8.21%	8.97%	8.58%	8.56%	8.67%	8.21%	8.67%

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.90%	9.93%	9.69%	9.75%	9.89%	9.90%	9.89%
Common equity tier 1 risk-based capital ratio	9.87%	10.81%	10.65%	10.85%	10.77%	9.87%	10.77%
Tier 1 risk-based capital ratio	9.87%	10.81%	10.65%	10.85%	10.77%	9.87%	10.77%
Total risk-based capital ratio	12.32%	13.47%	13.35%	13.69%	13.65%	12.32%	13.65%

(1) This consolidated selected financial data schedule contains supplemental financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The management of Univest Corporation of Pennsylvania uses these non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See below table for additional information.

(a) Integration and acquisition-related costs and restructuring charges	$1,185	$220	$546	$—	$1,793	$1,405	$3,633
Tax effect on integration and acquisition-related cost and restructuring charges	22	2	49	—	628	24	1,270
(b) Integration and acquisition-related costs and restructuring charges, net of tax	$1,163	$218	$497	$—	$1,165	$1,381	$2,363

(2) Net income in this ratio excludes integration and acquisition-related costs and restructuring charges, net of tax. See (1)(b) above.
(3) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.
(4) Noninterest expense in this ratio excludes integration and acquisition-related costs and restructuring charges. See (1)(a) above.

Univest Corporation of Pennsylvania
Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Three Months Ended June 30,
Tax Equivalent Basis	2016			2015
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$7,654	$9	0.47%	$17,767	$11	0.25%
U.S. government obligations	57,776	176	1.23	129,482	351	1.09
Obligations of state and political subdivisions	101,241	1,092	4.34	109,449	1,354	4.96
Other debt and equity securities	143,475	1,012	2.84	136,956	753	2.21
Federal funds sold	973	2	0.83	825	—	—
Total interest-earning deposits, investments and federal funds sold	311,119	2,291	2.96	394,479	2,469	2.51
Commercial, financial, and agricultural loans	436,189	4,132	3.81	434,251	4,483	4.14
Real estate—commercial and construction loans	898,494	10,106	4.52	846,318	9,913	4.70
Real estate—residential loans	557,733	6,141	4.43	482,796	5,619	4.67
Loans to individuals	30,301	408	5.42	29,149	389	5.35
Municipal loans and leases	241,507	2,723	4.53	204,931	2,431	4.76
Lease financings	75,450	1,524	8.12	69,675	1,535	8.84
Gross loans and leases	2,239,674	25,034	4.50	2,067,120	24,370	4.73
Total interest-earning assets	2,550,793	27,325	4.31	2,461,599	26,839	4.37
Cash and due from banks	32,647			32,624
Reserve for loan and lease losses	(16,789)			(21,373)
Premises and equipment, net	43,990			40,433
Other assets	243,920			226,685
Total assets	$2,854,561			$2,739,968
Liabilities:
Interest-bearing checking deposits	$351,011	$75	0.09	$370,449	$67	0.07
Money market savings	337,250	322	0.38	344,523	259	0.30
Regular savings	644,199	199	0.12	581,765	136	0.09
Time deposits	374,936	862	0.92	445,255	983	0.89
Total time and interest-bearing deposits	1,707,396	1,458	0.34	1,741,992	1,445	0.33
Short-term borrowings	53,874	320	2.39	45,525	13	0.11
Subordinated notes (1)	49,431	673	5.48	49,286	675	5.49
Total borrowings	103,305	993	3.87	94,811	688	2.91
Total interest-bearing liabilities	1,810,701	2,451	0.54	1,836,803	2,133	0.47
Noninterest-bearing deposits	633,563			500,225
Accrued expenses and other liabilities	41,831			43,786
Total liabilities	2,486,095			2,380,814
Shareholders' Equity:
Common stock	110,271			110,271
Additional paid-in capital	121,070			120,294
Retained earnings and other equity	137,125			128,589
Total shareholders' equity	368,466			359,154
Total liabilities and shareholders' equity	$2,854,561			$2,739,968
Net interest income		$24,874			$24,706
Net interest spread			3.77			3.90
Effect of net interest-free funding sources			0.15			0.13
Net interest margin			3.92%			4.03%
Ratio of average interest-earning assets to average interest-bearing liabilities	140.87%			134.02%

(1) The interest rate on subordinated notes is calculated on a 30/360 day basis at a rate of 5.10%. The balance is net of debt issuance costs which are amortized to interest expense.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended June 30, 2016 and 2015 have been calculated using the Corporation’s federal applicable rate of 35.0%.

Univest Corporation of Pennsylvania
Distribution of Assets, Liabilities and Shareholders' Equity: Interest Rates and Interest Differential
	For the Six Months Ended June 30,
Tax Equivalent Basis	2016			2015
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$13,637	$37	0.55%	$13,474	$16	0.24%
U.S. government obligations	70,132	426	1.22	134,694	730	1.09
Obligations of state and political subdivisions	101,151	2,221	4.42	107,048	2,676	5.04
Other debt and equity securities	151,072	2,036	2.71	136,691	1,408	2.08
Federal funds sold	3,456	9	0.52	3,692	2	0.11
Total interest-earning deposits, investments and federal funds sold	339,448	4,729	2.80	395,599	4,832	2.46
Commercial, financial, and agricultural loans	424,094	8,146	3.86	428,566	8,732	4.11
Real estate—commercial and construction loans	892,806	20,025	4.51	834,178	19,544	4.72
Real estate—residential loans	549,855	12,117	4.43	477,996	11,003	4.64
Loans to individuals	29,889	807	5.43	29,881	796	5.37
Municipal loans and leases	236,503	5,348	4.55	204,468	4,868	4.80
Lease financings	75,235	3,066	8.20	70,509	3,118	8.92
Gross loans and leases	2,208,382	49,509	4.51	2,045,598	48,061	4.74
Total interest-earning assets	2,547,830	54,238	4.28	2,441,197	52,893	4.37
Cash and due from banks	32,156			31,420
Reserve for loan and lease losses	(17,280)			(21,231)
Premises and equipment, net	43,431			40,500
Other assets	238,140			223,988
Total assets	$2,844,277			$2,715,874
Liabilities:
Interest-bearing checking deposits	$376,586	$159	0.08	$358,234	$114	0.06
Money market savings	349,519	662	0.38	359,936	538	0.30
Regular savings	635,546	373	0.12	572,453	258	0.09
Time deposits	396,741	1,797	0.91	453,270	1,952	0.87
Total time and interest-bearing deposits	1,758,392	2,991	0.34	1,743,893	2,862	0.33
Short-term borrowings	40,631	323	1.60	46,178	23	0.10
Subordinated notes (1)	49,412	1,348	5.49	25,324	682	5.43
Total borrowings	90,043	1,671	3.73	71,502	705	1.99
Total interest-bearing liabilities	1,848,435	4,662	0.51	1,815,395	3,567	0.40
Noninterest-bearing deposits	587,995			496,142
Accrued expenses and other liabilities	41,567			43,706
Total liabilities	2,477,997			2,355,243
Shareholders' Equity:
Common stock	110,271			110,271
Additional paid-in capital	120,947			120,227
Retained earnings and other equity	135,062			130,133
Total shareholders' equity	366,280			360,631
Total liabilities and shareholders' equity	$2,844,277			$2,715,874
Net interest income		$49,576			$49,326
Net interest spread			3.77			3.97
Effect of net interest-free funding sources			0.14			0.10
Net interest margin			3.91%			4.07%
Ratio of average interest-earning assets to average interest-bearing liabilities	137.84%			134.47%

(1) The interest rate on subordinated notes is calculated on a 30/360 day basis at a rate of 5.10%. The balance is net of debt issuance costs which are amortized to interest expense.

Notes: For rate calculation purposes, average loan and lease categories include unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances.
Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the six months ended June 30, 2016 and 2015 have been calculated using the Corporation’s federal applicable rate of 35.0%.